EXHIBIT 21

                                  SUBSIDIARIES

1.       LegalClub.com, Inc. (f/k/a And Justice For All), a Florida corporation

2. National Association of Networked Attorneys, Inc., a Florida corporation

3.       Legal Club Financial Corp., a Florida corporation